Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

DRAGON SCIENTIFIC, LLC,

as Buyer,

ONCOCYTE CORPORATION

as Seller,

and

RAZOR GENOMICS INC.,

as the Company,

Dated as of December 15, 2022

TABLE OF CONTENTS:

ARTICLE I THE PURCHASE AND SALE		1
1.1	Purchase and Sale	1

ARTICLE II CLOSING		2
2.1	Closing	2
2.2	Closing Deliverables	2
2.3	Frustration of Conditions	3

ARTICLE III TERMINATION		3
3.1	Termination	3
3.2	Effect of Termination	3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		4
4.1	Organization and Qualification	4
4.2	No Conflicts or Consents	4
4.3	Absence of Certain Changes, Events and Conditions	4
4.4	Material Contracts	4
4.5	Title to Shares	5
4.6	Capitalization; Subsidiaries	5
4.7	Legal Proceedings; Governmental Orders	6
4.8	Compliance with Laws	6
4.9	Taxes	7
4.10	Title to and Sufficiency of Assets; Properties	7
4.11	Intellectual Property	8
4.12	Employee Benefit Matters	9
4.13	Employment Matters	10
4.14	Brokers	10
4.15	Affiliated Transactions	10
4.16	No Other Representations and Warranties	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		10
5.1	Organization and Authority	10
5.2	No Conflicts; Consents	11
5.3	Investment Intent	11
5.4	Legal Proceedings	11
5.5	Brokers	11
5.6	Reservation of Seller’s Rights	11
5.7	Independent Investigation	11

ARTICLE VI COVENANTS		11
6.1	Confidentiality	11
6.2	Transfer Taxes	12
6.3	Post-Closing Compliance	12
6.4	Post-Signing Operation of the Company by Seller	12
6.5	Public Announcements; No Insider Trading	13
6.6	Non-Competition	13
6.7	Clinical Trials	13
6.9	Permits	13
6.10	Lien	13
6.11	Further Assurances	14
6.12	Market Standoff Agreement	14

ARTICLE VII CONDITIONS TO CLOSING		14
7.1	Conditions to Obligations of All Parties	14
7.2	Conditions to Obligations of Buyer	14
7.3	Conditions to Obligations of Seller and Company	15

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ARTICLE VIII INDEMNIFICATION		15
8.1	Survival	15
8.2	Indemnification by Seller	16
8.3	Indemnification by Buyer	16
8.4	Limitations on Indemnification	16
8.5	Indemnification Procedures	17
8.6	Exclusive Remedies	17

ARTICLE IX MISCELLANEOUS		17
9.1	Expenses	17
9.2	Notices	17
9.3	Severability	18
9.4	Assignment	18
9.5	No Third-Party Beneficiaries	18
9.6	Amendment; Waiver	18
9.7	Time of the Essence	18
9.8	Entire Agreement	18
9.9	Remedies	19
9.10	Arbitration	19
9.11	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	19
9.12	Interpretation	20
9.13	Mutual Drafting	20
9.14	Counterparts	20

ANNEXES:

I	Definitions
II	List of Seller Disclosure Schedules

EXHIBITS:

A	Form of Transition Services Agreement
B	Form of Lease Agreement
C	Form of Shareholder Agreement
D	Form of License Agreement
E	List of Transferred Employees

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2022 by and among (i) Dragon Scientific, LLC, a Delaware limited liability company (“Buyer”), (ii) Oncocyte Corporation, a California corporation (the “Seller”), and (iii) Razor Genomics Inc., a Delaware corporation (the “Company”). Buyer, Seller, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, the Company owns the rights to the DetermaRx 14-gene RNA assay and related patents and certain other assets related thereto (the “Business”);

WHEREAS, the Seller owns 4,554,545 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), constituting all of the issued and outstanding equity interests of the Company on a fully-diluted basis;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, 3,188,181 shares of the Common Stock (the “Purchased Shares”), which shall constitute approximately 70% of the issued and outstanding equity interests of the Company on a fully- diluted basis (the “Transaction”);

WHEREAS, following the Transaction, the Seller shall own the remaining 1,366,364 shares of the Common Stock, which shall constitute the remaining approximately 30% of the issued and outstanding equity interests of the Company on a fully-diluted basis;

WHEREAS, at the Closing (as defined below), Seller is entering into a Transition Services Agreement with Buyer, the form of which is to be attached as Exhibit A hereto (the “Transition Services Agreement”);

WHEREAS, at the Closing (as defined below), Seller is entering into a Real Estate Lease Agreement with the Company and the Landlord, the form of which is to be attached as Exhibit B hereto (the “Lease Agreement”);

WHEREAS, at the Closing (as defined below), Seller is entering into a Shareholder Agreement of the Company with Buyer, the form of which is to be attached as Exhibit C hereto (the “Shareholder Agreement”);

WHEREAS, at the Closing (as defined below), Seller is entering into a Trademark License Agreement of the with the Company, the form of which is to be attached as Exhibit D hereto (the “License Agreement”); AND

WHEREAS, certain capitalized terms used herein are defined in Annex I hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1 Purchase and Sale. At the Closing, and on the terms and subject to all of the conditions of this Agreement, the Seller will sell and transfer to Buyer, and Buyer will purchase and accept from the Seller, the Purchased Shares, free and clear of any and all Liens

ARTICLE II

CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz P.C., 1600 West End Avenue, Suite 2000 Nashville, TN 37203 or remotely by exchange of documents and signatures (or their electronic counterparts), at 12:01 a.m. Eastern time, (i) on the first Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or (ii) at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

2.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) duly executed and issued stock certificates from the Company representing the Purchased Shares and evidence of the cancellation of the Seller’s stock certificates for the Purchased Shares;

(ii) the Lease Agreement duly executed by the Seller, Landlord, and the Company;

(iii) the Shareholder Agreement duly executed by Seller;

(iv) the Transition Services Agreement duly executed by the Seller and the Company;

(v) the License Agreement duly executed by the Seller and the Company;

(vi) a valid IRS Form W-9 duly and properly executed by Seller;

(vii) a good standing certificate (or its equivalent) for the Company from the secretary of state of the jurisdiction under the Laws in which the Seller is organized and dated no later than ten (10) Business Days before Closing;

(viii) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, which authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(ix) a certificate of the Secretary (or equivalent officer) of Company certifying as to (A) the resolutions of the board of directors and sole shareholder of the Company, which authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Company authorized to sign this Agreement and the other Transaction Documents;

(x) pursuant to Section 7.2(d), the Seller Closing Certificate in form reasonably satisfactory to Buyer; and

(xi) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) a good standing certificate (or its equivalent) for the Buyer from the secretary of state of the jurisdiction under the Laws in which the Seller is organized and dated no later than ten (10) Business Days before Closing;

(ii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the members of Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents;

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(iii) pursuant to Section 7.3(d), the Buyer Closing Certificate in form reasonably satisfactory to Buyer; and

(iv) such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to the transactions contemplated by this Agreement.

2.3 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article II to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE III

TERMINATION

3.1 Termination. This Agreement may be terminated and the transactions contemplated may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by written notice of Buyer or Seller, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 3.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(c) by written notice of Seller, (i) if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) if any representation or warranty of Buyer shall have become materially untrue or inaccurate, in any case;

(d) by written notice of Buyer, (i) if there has been a material breach by the Company or Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) if any representation or warranty of the Company or Seller shall have become materially untrue or inaccurate, in any case; and

(e) by written notice of either Buyer or Seller if the Closing has not occurred by February 1, 2023 through no fault of the notifying party; and

(f) by written notice of either Buyer or Seller, if either Party fails to satisfy Section 7.1(b) by February 1, 2023 so long as said Party exercised good faith efforts.

3.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 3.1. In the event of the termination of this Agreement pursuant to Section 3.1, the obligations of the Parties with respect to the Closing shall forthwith become null and void, and there shall be no liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party with respect to the Closing shall cease. Notwithstanding anything to the contrary, no termination of this Agreement pursuant to Section 3.1 shall affect any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination. Without limiting the foregoing, and except as provided in this Section 3.2, and subject to the right to seek injunctions, specific performance or other equitable relief, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 3.1.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the disclosure schedules delivered by the Seller to Buyer on the Closing Date (as they may be amended or supplemented in accordance with the terms of this Agreement, the “Seller Disclosure Schedules”), the schedule numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company and Seller jointly and severally represent and warrant to Buyer as follows as of the date of the Closing:

4.1 Organization and Qualification. Each of Seller and the Company has been duly formed or organized, is validly existing and in good standing under the Laws of their jurisdictions of formation. Each of Seller and the Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller and Company are a party, to carry out their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller and Company of this Agreement and any other Transaction Document to which the Seller and/or the Company is a party, the performance by Seller and the Company of their respective obligations hereunder and thereunder, and the consummation by Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and the Company. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Seller and the Company enforceable against the Seller and the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 No Conflicts or Consents. The execution, delivery and performance by each of Seller and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Seller or Company; (b) violate or breach any provision of any Law or Governmental Order applicable to Seller or Company; (c) except as set forth in Section 4.2 of the Seller Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any Company Contracts; or (d) except as set forth in Section 4.2 of the Seller Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clause(c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect.

4.3 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.3 of the Seller Disclosure Schedules, from December 31, 2021 until the date of this Agreement, Company has operated in the Ordinary Course of Business in all material respects and there has not been any change, event, condition or development that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Company, taken as a whole; or (b) the ability of Seller or Company to consummate the transactions contemplated hereby.

4.4 Material Contracts.

(a) Section 4.4(a) of the Seller Disclosure Schedules lists each of the following contracts and other agreements of the Company (collectively, the “Material Contracts”):

(i) each Contract or group of related Contracts of the Company involving aggregate consideration in excess of $20,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that relate to the sale of any of the Company’s assets, other than in the Ordinary Course of Business, for consideration in excess of $20,000;

(iii) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $20,000;

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(iv) each joint venture agreement, partnership agreement, limited liability company agreement or similar Contract that involves the sharing of revenue, profits or losses with any Person;

(v) each Contract (w) granting any option of first refusal, first offer or similar preferential right with respect to any equity interests, properties or assets of the Company, (x) containing any “most favored nation” or similar provision, (y) containing provisions for the sharing of any revenue, profits, cost savings or losses with any other Person (excluding any rights or obligations with respect to indemnification), or (z) containing any material minimum purchase or “take-or-pay” obligations on the Company;

(vi) each Contract with an Affiliate of the Company or Seller;

(vii) each Contract that provides for the payment of severance upon the termination of employment with the Company;

(viii) each Contract which by its terms (x) limits in any material respect the freedom of the Company to compete with any Person in a product line or line of business or to operate in any geographic area (y) contains material exclusivity obligations or restrictions binding the Company, (z) contains any non-solicitation restrictions that are material to the Company’s business;

(ix) each Contract pursuant to which the Company licenses or sublicenses Owned IP or Licensed IP to a third party, including covenants not to assert Owned IP, other than (v) permitted use rights to confidential information in a non-disclosure agreement entered into in the Ordinary Course of Business and that is subject to customary protections to preserve confidentiality and proprietary rights, (w) non-exclusive licenses granted to the Company’s customers in the Ordinary Course of Business, the Intellectual Property rights and confidentiality provisions of which do not deviate in any material respect from Company’s standard forms which have been made available to Buyer, (x) non-exclusive trademark licenses of limited duration that are incidental and not material to the purpose of such contract, (y) licenses granted to vendors and service providers solely to the extent necessary to provide products and services to the Company and for no other purpose or with respect to feedback provided by the Company to vendors of noncustomized software or products that is incidental and not material to the purpose of such contract, and (z) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the Ordinary Course of Business solely to enable the advertising and marketing of the products and services of the Company; and

(x) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $20,000.

(b) Except as set forth on Section 4.4(b) of the Seller Disclosure Schedules, the Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

4.5 Title to Shares. The Purchased Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Governing Documents or under the laws of the State of Delaware. Upon the sale of the Purchased Shares to Buyer at the Closing, Buyer will own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents or those incurred by Buyer). Assuming the accuracy of the representations and warranties of Buyer in Section 5.4, the offer, sale and issuance of the Purchased Shares are exempt from the registration requirements of the Securities Act and have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities or “blue sky” Laws.

4.6 Capitalization; Subsidiaries.

(a) The Company is authorized to issue 10,000,000 shares of the Company’s capital stock, of which 4,554,545 shares of the Common Stock are issued and outstanding as of the date of this Agreement, and the Company does not have any other authorized or issued shares of capital stock. All of the issued and outstanding shares of the Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. All of the issued and outstanding shares of the Common Stock are owned of record and beneficially by the Seller.

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(b) There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company or the Seller is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements, registration rights agreements or any other agreements or understandings with respect to the voting, registration or transfer of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any equity interests or securities of the Company. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests, warrants, options or other securities of the Company are issuable and no rights in connection with any equity interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth in Section 4.6(c) of the Seller Disclosure Schedules, the Company does not have any Indebtedness.

(d) (i) the Company has never owned, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person and (ii) there are no outstanding contractual rights, obligations or arrangements to which the Company is a party and the value of which are based on the value of any equity ownership or similar interests owned by the Company (including equity appreciation, phantom stock, profit participation or similar rights). The Company has no outstanding contractual obligations to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.7(a) of the Seller Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge with investigation limited to the lien searches produced on December 14, 2022, threatened in writing to the Company, against or by the Company relating to or affecting the Company, which if determined adversely to Company or its operations would be material to the Company, taken as a whole.

(b) Except as set forth in Section 4.7(b) of the Seller Disclosure Schedules, there are no outstanding Governmental Orders to Seller’s Knowledge, but without investigation, against, relating to or affecting the Company or its operations, which would be material to the Company, taken as a whole.

4.8 Compliance with Laws.

(a) Except as set forth in Section 4.8(a) of the Seller Disclosure Schedules, the Company is in compliance with all Laws applicable to the conduct of its operations as currently conducted or the ownership and use of the Company’s assets, except where the failure to be in compliance would be material to the Company, taken as a whole.

(b) Except as set forth in Section 4.8(b) of the Seller Disclosure Schedules, the Company possesses, and for the past three (3) years has possessed, all licenses, registrations, permits, certifications, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Authority, in each case required by Governmental, or are otherwise necessary for the ownership, use, occupancy or operation of all facilities of the Company and the conduct of the Business (collectively, “Permits”), each of which is listed on Schedule 4.8(b). The Company has been in compliance in all material respects with its Permits, all of which are in full force and effect, and the Company has not received written notice that any such Permit will not be renewed upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees thereby. For the past three (3) years, the Company has not received written notice of or been a party to or the subject of any proceeding seeking to revoke, suspend or otherwise limit any Permit.

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4.9 Taxes.

(a) Except as set forth on Section 4.9(a) of the Seller Disclosure Schedules, the Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Company and has paid all material Taxes due and owing. Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. To Seller’s Knowledge, and without investigation, there are no current or pending Tax audits or investigations, Tax claims, Tax proceedings or Tax assessments with respect to the Company. Company has no liability for the Taxes of any other Person as a result of being a member of a combined, consolidated, unitary or similar Tax group prior to the Closing Date, as a transferee or successor, by Contract or otherwise.

(b) The representations and warranties set forth in this Section 4.9 are Seller and Company’s sole and exclusive representations and warranties regarding Tax matters.

4.10 Title to and Sufficiency of Assets; Properties.

(a) The Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets of the Company constitute all of the assets, rights and properties that are used in the Business as currently conducted or that are used or held by the Company for use in the operation of the Business, and taken together, are adequate and sufficient for the operation of the Business as currently conducted.

(b) All items of Personal Property of the Company with a book value or fair market value of greater than twenty thousand U.S. Dollars ($20,000) are set forth on Section 4.10(b) of the Seller Disclosure Schedules. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Business.

(c) Section 4.10(c) of the Seller Disclosure Schedules contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by the Company or, to the Knowledge of the Seller, any other party thereto, and no event of default on the part of the Company or, to the Knowledge of the Seller on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. The Company has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

(d) Section 4.10(d) of the Seller Disclosure Schedule contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”). The Company has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease. To the Knowledge of Seller no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received written notice of any such condition. The Company has not waived any mutual rights under any Lease which would be in effect at or after any applicable Closing. The Company is in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are to the Knowledge of Seller, but without inquiry, (i) structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. The Company has not ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

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4.11 Intellectual Property.

(a) Section 4.11(a) of the Seller Disclosure Schedules sets forth a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (in each case, whether solely or jointly with others), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property that is owned by the Company for the Business (clauses (i) and (ii), collectively with any immaterial unregistered Intellectual Property owned by the Company for the Business, “Owned IP”). The registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and such registrations, filings, issuances, applications and other actions remain in full force and effect, and are current and unexpired.

(b) Section 4.11(b) of the Seller Disclosure Schedule sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to material Intellectual Property of the Company to which the Company is a party, in each case which are valid and used or held for use by or otherwise material to the Company (collectively, “Licensed IP”). To the Seller’s Knowledge its licensors have full title to all Licensed IP.

(c) That to Seller’s Knowledge, the Company’s ownership and use in the Ordinary Course of Business of the Owned IP and, to the Knowledge of the Seller, Licensed IP, and the Company’s operation of the Business, do not infringe upon or misappropriate the Intellectual Property rights, privacy rights or right of publicity of any third party. The Company is the owner of an undivided and unencumbered right, title and interest in and to each item of Owned IP, and the Seller is entitled to use, and is using in its business, the Owned IP and Licensed IP in the Ordinary Course of Business. The Owned IP and the Licensed IP include all of the material Intellectual Property used in the ordinary conduct of the Company, and there are no other items of Intellectual Property that are material to such ordinary conduct of the Company. Each of the Owned IP and, to the Knowledge of the Seller the Licensed IP, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(d) No Actions have been asserted against the Company, or to the Seller’s Knowledge its licensors of any Licensed IP, and are not disposed of, or are pending or, to the Knowledge of the Seller noticed or threatened against the Company or, to the Seller’s Knowledge its licensors of any Licensed IP: (i) based upon or challenging or seeking to deny or restrict the use by the Company or, to the Seller’s Knowledge the licensor of any Licensed IP, of any Owned IP or Licensed IP; (ii) alleging that the Company’s planned products or services provided by or processes used by the Company, including in connection with the Business, infringe upon or misappropriate any Intellectual Property right of any third party; (iii) alleging that any Intellectual Property licensed to the Company under the Licensed IP or any Owned IP, including in connection with the Business, infringes upon any Intellectual Property right of any third party or is being licensed to the Company in conflict with the terms of any license or other agreement; or (iv) challenging the Company’s ownership of the Owned IP, the Company licensors’ ownership of any Licensed IP or the use of any Licensed IP by the Company or such licensor, or the validity or enforceability of any Owned IP or Licensed IP. To the Knowledge of the Seller no Person is engaged in any activity that infringes upon the Owned IP or the Licensed IP. The Company has not granted any license or other right currently outstanding to any third party with respect to the Owned IP or Licensed IP, except for those licenses set forth in Section 4.11(d) of the Seller Disclosure Schedules. To the Seller’s Knowledge the Company and its operation of the Business does not infringe or misappropriate any third party Intellectual Property, and the Company has sufficient Intellectual Property rights to make, use and sell products and services in connection with the Business and does not need a license to any third party Intellectual Property to do so. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in the termination or impairment of any of the Owned IP or Licensed IP. Company has delivered to Buyer correct and complete copies of all agreements, documents, licenses, royalty agreements or other rights relating to Owned IP and licenses and sublicenses of the Licensed IP to which the Company is a party.

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(e) The Company has taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and (i) to Seller’s Knowledge there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of the Company by any current or former employee, independent contractor or agent of the Company, or to the Knowledge of the Seller by any other Person, (ii) to Seller’s Knowledge no current or former employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of the Company or has any claim to any of the Intellectual Property of the Company, and (iii) to Seller’s Knowledge no current or former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non- disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. Except as set forth on Section 4.11(e) of the Seller Disclosure Schedules, all Owned IP was developed by the Company’s own agents, equity holders, managers, officers, employees or consultants under a valid assignment of invention agreement, work-for-hire agreement or similar Contract.

(f) Except as set forth in Section 4.11(f) of the Seller Disclosure Schedules, Company’s collection, storage, use and dissemination of personal computer information and personally identifiable information in connection with its businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company and all applicable privacy policies adopted by the Company.

4.12 Employee Benefit Matters.

(a) Section 4.12(a) of the Seller Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more of the Transferred Employees (as listed on Section 4.12(a) of the Seller Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 4.12(b) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge each Benefit Plan and related trust complies with all applicable Laws (including ERISA and/, the Code and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.12(c) of the Seller Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi- employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 4.12(d) of the Seller Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.12(e) of the Seller Disclosure Schedules, or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f) The representations and warranties set forth in this Section 4.12 are the Seller and Company’s sole and exclusive representations and warranties regarding employee benefit matters.

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4.13 Employment Matters.

(a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, the Company is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Transferred Employees. There has not been, nor, to Seller’s Knowledge has there been any written threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of the Transferred Employees.

(b) Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Transferred Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c) The representations and warranties set forth in this Section 4.13 are the Seller and Company’s sole and exclusive representations and warranties regarding employment matters.

4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or Company.

4.15 Affiliated Transactions. Except as set forth on Section 4.16 of the Seller Disclosure Schedules and other than pursuant to an employment agreement with an employee of the Company or any salary or other compensation or benefit under any Benefit Plan paid or payable in the Ordinary Course of Business, no officer, director, manager, equityholder or any other Affiliate of the Company or any member of any such Person’s immediate family (a) is a party to any Contract, lease, commitment or transaction with the Company (any such contract, commitment or transaction set forth on Schedule 4.16, an “Affiliate Agreement”), (b) has any direct or indirect ownership interest in any entity that provides material services to the Company, (c) is a party to any Contract, lease, commitment or transaction with any customer of the Company, (d) has any direct or indirect ownership interest in any customer of the Company or (e) owns or leases any of the assets of the Company.

4.16 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV (including the related portions of the Seller Disclosure Schedules), neither Seller, Company, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Company, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business and the Purchased Shares furnished or made available to Buyer and its Representatives in any form (including the Data Site, or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, prospects, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules delivered by Buyer to Seller on the Closing Date (as they may be amended or supplemented in accordance with the terms of this Agreement, the “Buyer Disclosure Schedules”), the Schedule numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Buyer hereby represents and warrants to the Seller as follows as of the Closing Date:

5.1 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of Governing Documents of the Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) except as set forth in Section 5.2 of the Buyer Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) except as set forth in Section 5.2 of the Buyer Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

5.3 Investment Intent. Buyer is acquiring the Purchased Shares at the Closing for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that such Purchased Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act. Buyer understands that all Purchased Shares are subject to those restrictions set forth in the Shareholder Agreement.

5.4 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.6 Reservation of Seller’s Rights. Notwithstanding the exclusivity granted under this Agreement and the other Transaction Documents, Buyer represents, warrants, understands and agrees that Seller reserves and retains the right to independently, and in partnership with therapeutics companies, develop and commercialize its other RNA (other than other DetermaRx RNA Assays) and DNA based assays for diagnostic and companion diagnostic claims that may be used in the field of the Business and in the territory of the Business.

5.7 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and Company set forth in Article IV of this Agreement (including related portions of the Seller Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities, or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

6.1 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement, dated December 15, 2022, between Buyer and Seller (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.

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6.2 Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid equally by Buyer and Seller when due. Buyer and Seller shall cooperate to timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary)and shall each pay the expenses equally.

6.3 Post-Closing Compliance. Following the Closing, Buyer shall be solely responsible for compliance with Governmental Authorities in relation to the Business; provided, that Seller shall use good faith efforts, at Buyer’s expense, to comply and cooperate with any investigations, audits, or Actions relating to events prior to the Closing.

6.4 Post-Signing Operation of the Company by Seller.

(a) Except as expressly contemplated by this Agreement or as set forth on Section 6.4 of the Seller Disclosure Schedules, from the signing of this Agreement until the Closing Date, Seller will operate the Company in the Ordinary Course of Business in all material respects.

(b) Without limiting the generality of Section 6.4(a), the Company shall not between the signing of this Agreement and the Closing, without the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) change or amend the Governing Documents of the Company, except as otherwise required by Law; (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity interests of the Company; or (C) reclassify, adjust, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests of the Company;

(ii) except in the Ordinary Course of Business, (A) materially adversely modify or terminate (excluding any expiration in accordance with its terms or exercise of any right by a party thereto) any Material Contract; or (B) enter into any Contract of a type that would be required to be listed on Section 4.4(a) of the Seller Disclosure Schedules if such Contract was in effect on the date hereof;

(iii) incur any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(iv) cancel any debts or claims or amendment, termination or waiver of any rights of the Company;

(v) spend, or commit to spend, capital expenditures in an aggregate amount exceeding $20,000;

(vi) (A) except as required by applicable Law, make or rescind any material Tax election, settle or compromise any Tax audit or controversy, change any accounting method for Tax purposes, enter into any closing agreement or other Tax-related agreement with a Governmental Authority, fail to pay any material Tax when due and payable, file any amended Tax Return relating to material Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim, or surrender any right to claim a Tax refund, or (B) except as required or permitted by GAAP, make any material change to any financial accounting principles, methods or practices;

(vii) fail to keep in full force and effect insurance comparable in an amount and scope to coverage currently maintained by the Company, other than immaterial adjustments to coverage in the Ordinary Course of Business;

(viii) commence, or enter into any settlement of, any pending or threatened Action or claim or series of related Actions or claims if the amount payable by the Company in connection therewith would exceed $25,000 or would involve any equitable remedies or admission of wrongdoing;

(ix) impose or create any Liens on any of the assets of the Company, other than Permitted Liens;

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(x) change the compensation or benefits of any Transferred Employee, other than as required by existing written agreements or in the Ordinary Course of Business;

(xi) (A) sell, assign, transfer, or abandon, allow to lapse, dedicate to the public domain, or otherwise dispose of any Intellectual Property of the Company or any Intellectual Property that is exclusively licensed to the Company, other than in the Ordinary Course of Business, or (B) enter into any Contract pursuant to which the Company develops any Intellectual Property for any other Person;

(xii) make any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

6.5 Public Announcements; No Insider Trading.

(a) Each Party will, and will cause its Representatives to, keep the terms and conditions of this Agreement and the Transaction Documents in strict confidence, and will not disclose this Agreement or the Transaction Documents, the terms and conditions hereof or thereof or the transactions contemplated hereby or thereby, or make or issue any public release or announcement concerning the foregoing, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such disclosure, release or announcement may be required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, as determined by Seller in good faith, and (ii) each Party may disclose the foregoing to its Representatives that reasonably need to know such information in connection with assisting such Party with enforcing its rights and carrying out its obligations under this Agreement and the Transaction Documents, are advised of the confidential nature of such information and are subject to an obligation of confidentiality with respect to such information. Each of Buyer and Seller shall be liable for violations of this Section 6.5(a) by its respective Representatives. Notwithstanding the foregoing, it shall not be a violation of this Section 6.5(a) for Seller to disclose this Agreement and the Transaction Documents pursuant to the press release of Seller dated December 16, 2022.

(b) The Buyer acknowledges and agrees that it is aware (and each of its Representatives is aware or, upon receipt of any material nonpublic information of Seller, will be advised) of the restrictions imposed by U.S. federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Buyer hereby agrees that, while it is in possession of such material nonpublic information regarding Seller or Company, it shall not purchase or sell any securities of Seller, communicate such information to any third party, take any other action with respect to Seller in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.6 Non-Competition. Until the date that is five (5) years after the Closing Date, Seller and its Subsidiaries shall not, directly or indirectly, subject to Section 5.6, either for themselves or for any other Person, develop, fund, research, sponsor or otherwise promote any other DetermaRx RNA Assay; provided, that Buyer acknowledges that the items set forth on Section 6.6 of the Seller Disclosure Schedules are not included in the Company’s assets at Closing and will not be considered competing DetermaRx RNA Assays; provided further, that the restrictions in this Section 6.6 shall not apply to any shareholder of Seller.

6.7 Clinical Trials. It is the goal of all Parties to this Agreement that the Company submit initial findings of the clinical trials involving the DetermaRx RNA Assay prior to the fifth anniversary of the Closing Date. From and after the Closing, Buyer shall, and shall cause the Company to, use best efforts to continue the clinical trials involving the DetermaRX RNA Assay. In the event that at any time after the fifth anniversary of the Closing Date there (a) has not yet been submission of initial findings of such trial for publication and (b) the Company has ceased to support ongoing collection of data that will contribute to the publication of initial findings for greater than six months, all Intellectual Property of the Company as of the Closing will automatically revert to the Seller, at no cost, and for the avoidance of doubt, with no action required on the part of Buyer, Seller, and Company.

6.9 Permits. Seller shall transfer, or shall cause to be transferred, any Permits used by the Business held by Seller to the Company prior to the Closing.

6.10 Lien. Any Liens of the Company shall be terminated prior to the Closing.

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6.11 Transferred Employees. Buyer shall cause the Company to offer employment to all Transferred Employees, to be effective as of the Closing Date and contingent upon the Closing. The Company’s employment upon the Closing of each such Transferred Employee will be with the same title, duties and compensation to that pertaining to such individual’s employment by Seller prior to the Closing. As of the Closing, the Company will hire each Transferred Employee who accepts the offer of employment extended to such individual by the Company. The Parties acknowledge and agree that it is not the intention of the Parties that any contracts of employment of any non- Transferred Employees of Seller shall be assumed by Buyer or Company as a result of the Transaction. Seller shall use reasonable efforts to (i) encourage the Transferred Employees to continue their employment with Seller and/or the Company until the Closing and thereupon to accept employment with the Company and (ii) assist Buyer and the Company in the Company’s employment of Transferred Employees as contemplated hereunder; provided, however, Seller shall not be responsible for the acceptance rate of employment offers extended to Transferred Employees or for Transferred Employees who voluntarily choose to leave the employment of Seller or the Company prior to the Closing; provided further, that nothing in this Section 6.11 shall be intended to suggest any guaranteed period of continued employment with the Company following the Closing or to create any third party beneficiaries of this Agreement.

6.12 Further Assurances. Each Party shall further cooperate with the other Parties and use such Party’s respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

6.13 Market Standoff Agreement. Prior to the Closing, the Buyer shall not, and each shall cause its officers, directors, equity holders and Affiliates not to, directly or indirectly, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Seller without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Parties shall have attached or updated each of the Disclosure Schedules and Exhibits to this Agreement as of the Closing Date in a form mutually satisfactory to each Party, in such Party’s sole discretion.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer and Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). The representations and warranties of Seller and Company contained in Article IV (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

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(b) Seller and Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.2(a).

(d) The Parties shall have reached a mutually acceptable arrangement (which, for the avoidance of doubt shall include, but not be limited to, a definitive amount owing and a timeline and method for payment of such amounts) regarding the royalties owed to Company Holders (as defined in that certain Subscription and Stock Purchase Agreement dated as of September 4, 2019 by and among Oncocyte Corporation, Encore Clinical, Inc. and Razor Genomics Inc.) pursuant to that certain Sublicense and Distribution Agreement, dated as of September 30, 2019 by and among the Company, Seller, and Encore Clinical, Inc.

(e) All Liens on the Company shall have been released or terminated pursuant to Section 6.10.

(f) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller and Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”).

7.3 Conditions to Obligations of Seller and Company. The obligations of Seller and Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller or Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.2(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(c) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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8.2 Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer and its officers, members, employees, and Representatives (collectively, the “Buyer Indemnitees”) harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, a Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties contained in Article IV (other than the Fundamental Representations) of this Agreement;

(b) any inaccuracy in or breach of any of the Fundamental Representations of this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller, or prior to Closing, by the Company pursuant to this Agreement.

8.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller and its directors, officers, shareholders, employees, and Representatives (collectively, the “Seller Indemnitees”) harmless from and against, any and all Losses incurred or sustained by, or imposed upon a Seller Indemnitee, a Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer, or after the Closing, by the Company pursuant to this Agreement.

8.4 Limitations on Indemnification. The Party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a), Section 8.2(b), Section 8.3(a), or Section 8.3(b) as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a), Section 8.2(b) and Section 8.2(c), on the one hand, or on the other hand, Section 8.3(a) and Section 8.3(b) exceeds $200,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2(b) as the case may be, shall not exceed $5,000,000.

(c) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a), Section 8.2(c), Section 8.3(a), or Section 8.3(b) as the case may be, shall not exceed

$1,000,000.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller or Company contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(f) Notwithstanding the foregoing, Buyer and Seller agree that this Section 8.4 shall not apply where a Fraud Claim is brought by either Buyer or Seller.

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8.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller, Company, and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 8.5) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if such settlement requires only a payment which the Indemnifying Party has the ability to pay and such settlement places no restrictions on any Indemnified Party, then such consent is not required.

8.6 Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any Fraud Claim by any Party hereto.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, each Party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement.

9.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the Party providing notice shall within two (2) Business Days provide notice by another method under this Section 9.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Buyer, or Company after Closing, to: Dragon Scientific, LLC 3000 El Camino Real, Bldg 4, Suite 200 Palo Alto, CA 94306 Attn: Dr. Michael Mann Email: mmannmd@hotmail.com	with a copy (which will not constitute notice) to: Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Benjamin Potter Email: Benjamin.Potter@lw.com

If to Seller, or Company prior to Closing, to: Oncocyte Corporation 1010 Atlantic Avenue, Suite 102 Alameda, California 94501 Attn: Albert P. Parker, COO Telephone No:

with a copy (which will not constitute notice) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz P.C.

1600 West End Avenue, Suite 2000

Nashville, Tennessee 37203

Attn: Bruce C. Doeg, Esq.

Email: bdoeg@bakerdonelson.com

Facsimile No.:

Telephone No.: 615.726.5722

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

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9.3 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.4 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 9.4 will be null and void ab initio; provided, however, that upon or after the Closing, each of Buyer, Company, and the Seller may assign its rights and obligations hereunder: (i) to any Affiliate of Buyer, Company, or the Seller, as applicable (provided, that Buyer, Company, or Seller, as the case may be, shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Seller or the Company and its Subsidiaries taken as a whole, or a majority of the outstanding equity securities of Buyer, the Seller, or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of the Buyer, the Company, or the Seller, as applicable, hereunder; or (iii) to any other Person with the written consent of the non-assigning Party or Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party.

9.5 No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnitees and the Seller Indemnitees set forth herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

9.6 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each Party. Notwithstanding anything to the contrary contained herein: (a) the failure of any Party at any time to require performance by any other Party of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; and (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default.

9.7 Time of the Essence. Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

9.8 Entire Agreement. This Agreement (including the Recitals, Annexes, Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

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9.9 Remedies. Subject to the limitations set forth in Section 8.6 and elsewhere in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

9.10 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.10) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.10. A Party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then- existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Transaction Documents and applicable Law, including to perform its contractual obligation(s). The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English. The cost the arbitrators, shall be borne one-half by each of Buyer and Seller unless an arbitrator shall decide that, in light of the circumstances, such would be inequitable, in which case the arbitrator shall allocate such costs among the Parties. All determinations by the arbitrator are final on the Parties.

9.11 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles). Subject to Section 9.11, for purposes of any Action arising out of or in connection with this Agreement, the Transaction Documents or any transaction contemplated hereby or thereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.11, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transaction Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

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9.12 Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean U.S. Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) all references in this Agreement to the words “Section,” “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by Seller to be given, delivered, provided or made available by Seller, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and its Representatives shall have been given access to the electronic folders containing such information through the applicable Closing.

9.13 Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement and the Transaction Documents are the result of negotiations between the Parties and will not be deemed or construed as having been drafted by any one Party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits, Annexes and Schedules attached hereto) and the Transaction Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement or the Transaction Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Transaction Documents may be used or referred to in connection with the construction or interpretation thereof.

9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Transaction Document or any signature page to this Agreement or any Transaction Document, shall have the same validity and enforceability as an originally signed copy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

Seller:

ONCOCYTE CORPORATION

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Chief Executive Officer

Company:

RAZOR GENOMICS INC.

By:	/s/ Josh Riggs
Name:	Josh Riggs
Title:	Authorized Person

Buyer:

DRAGON SCIENTIFIC, LLC

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Managing Member

{Signature Page to Stock Purchase Agreement}

Annex I

Definitions

1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations. “Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information outside of the Ordinary Course of Business), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act. “Assay” means a test for the use in disease management.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in the State of California.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Data Site” means the on-line data site maintained by or on behalf of the Seller to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

“DetermaRx RNA assay” means a test specifically using a proprietary RNA signature to predict recurrence in early stage NSCLC.

“Disclosure Schedules” means either the Seller Disclosure Schedules or the Buyer Disclosure Schedules. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means an intentional deception or misrepresentation made by a Person with the knowledge that the deception could result in some unauthorized benefit to himself or some other Person. It includes any act that constitutes fraud under applicable federal or state law.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“Fundamental Representations” means those representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2(a) (No Conflicts or Consents); Section 4.5 (Title to Shares); Section 4.6 (Capitalization; Subsidiaries); Section 4.8 (Compliance with Laws); Section 4.9 (Taxes); and Section 4.14 (Brokers).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

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“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement, agreement among shareholders, agreement among members, or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Indebtedness” means, with respect to any Person, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of such Person, including indebtedness under any bank credit agreement and any other related agreements and all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of such Person issued or assumed for deferred purchase price payments, (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) all obligations of such Person secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such obligation is assumed by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Seller or the Company, the actual knowledge of a particular matter by Josh Riggs, Doug Ross and Anish John, after reasonable inquiry (unless noted to the contrary elsewhere in this Agreement), and (ii) with respect to Buyer, the actual knowledge of a particular matter by any of the members or executive officers of Buyer, after reasonable inquiry, including as to patent counsel.

“Landlord” means the prime lessor of the premises located at 15 Cushing, Irvine, CA 92618 and as further described in the Lease Agreement.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

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“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, Liabilities, condition (financial or otherwise), operations, licenses or results of operations of the Seller, or (b) does or would reasonably be expected to materially impair or delay the ability of the Seller to perform its obligations under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person or the board of directors (or equivalent) of such Person and does not require any other special authorization as by a non-affiliated Person. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Seller and the Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations- in-part, substitutions, reexaminations or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Seller and used or useful, or intended for use, in the conduct or operations of the Seller for the Business.

“Representative” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) of such Person and its Affiliates.

“SEC” means the United States Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of a limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement, including the Transition Services Agreement, Lease Agreement, and the Shareholder Agreement.

“Transferred Employee” means all employees of the Company following the Closing as provided in Exhibit E attached hereto.

2. Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

AAA Procedures	9.10
Affiliate Agreement	4.15
Agreement	Preamble
Benefit Plan	4.12(a)
Business	Recitals
Buyer	Preamble

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Term	Section

Buyer Closing Certificate	7.3(d)
Buyer Disclosure Schedule	Article V
Buyer Indemnitees	8.2
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Contracts	4.5
Common Stock	Recitals
Confidentiality Agreement	6.1
Deductible	8.4(a)
Dispute	9.10
Encumbrance	6.4
Excluded Assets	1.2
FIRPTA Certificate	2.2(a)(vii)
Indemnified Party	8.4
Indemnifying Party	8.4
Lease	4.10(d)
Leased Premises	4.10(d)
License Agreement	Recitals
Licensed IP	4.11(b)
Losses	8.2
Material Contract	4.4(a)
Owned IP	4.11(a)
Party(ies)	Preamble
Permits	4.8(b)
Personal Property Leases	4.10(c)
Purchased Shares	Recitals
Resolution Period	9.10
Seller Closing Certificate	7.2(f)
Seller Disclosure Schedules	Article IV
Seller Indemnitees	8.3
Shareholder Agreement	Recitals
Tax Returns	4.10
Transaction	Recitals
Qualified Benefit Plan	4.12(b)

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ANNEX II

LIST OF SELLER DISCLOSURE SCHEDULES

EXHIBIT A

Form of Transition Services Agreement

[See attached.]

EXHIBIT B

Form of Lease Agreement

[See attached.]

EXHIBIT C

Form of Shareholder Agreement

[See attached.]

EXHIBIT D

Form of Shareholder Agreement

[See attached.]

EXHIBIT E

List of Transferred Employees